Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

August 28, 2008

SEARS HOLDINGS REPORTS SECOND QUARTER RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported net income of $65 million, or $0.50 per diluted share, for the second quarter ended August 2, 2008, compared with net income of $173 million, or $1.15 per diluted share, for the second quarter ended August 4, 2007. Our second quarter 2008 results include the positive impact of the reversal of a $62 million ($37 million after tax or $0.29 per diluted share) reserve because of the overturning of the previously disclosed February 2, 2007 adverse jury verdict relating to the redemption of certain Sears, Roebuck and Co. bonds in 2004. Excluding this item, earnings per diluted share were $0.21 for the second quarter of fiscal 2008. The decline in our second quarter results from the same quarter last year primarily reflects lower operating results at both Sears Domestic and Kmart, partially offset by improved operating results at Sears Canada.

“Our second quarter results reflect the continued effects of a slowing economy which contributed to the earnings declines we have experienced since the third quarter of 2007,” said W. Bruce Johnson, Sears Holdings’ interim chief executive officer and president. “While it was a difficult quarter, we were successful in reducing our domestic inventory levels by $500 million which should lead to lower markdowns and favorably impact our gross margin rates in the second half of the year.”

Mr. Johnson added, “We expect to generate higher EBITDA in the second half of this year as compared to the corresponding period in 2007 as we benefit from our lower domestic inventory levels and continued vigilant expense management. Given our year-to-date results and the state of the economy, our current full-year EBITDA forecast, which assumes flat to modest comparable store sales declines for the rest of the year, is comparable to, but no longer exceeds, last year’s EBITDA”.

Revenues and Comparable Store Sales

For the quarter, Sears Domestic’s comparable store sales declined 6.7% while Kmart’s comparable store sales declined 5.6%. Total domestic comparable store sales declined 6.2%. The comparable store sales declines at both Kmart and Sears Domestic continue to reflect increasing competition and weakness in the general economy, but are less than the declines reported by Sears Domestic and Kmart during the first quarter of 2008 of 9.8% and 7.1%, respectively. Comparable store sales declined for the quarter across most major categories at both Kmart and Sears Domestic, but continue to be offset by increases in sales of consumer electronics. Comparable store sales declines continue to be driven by categories directly impacted by housing market conditions (including home appliances and, most notably, tools at Sears Domestic), and the increased costs of consumer staples, such as food and gas, which decrease consumers’ discretionary spending.

Bruce Johnson noted that, “Despite the difficult economic environment, we remain focused on long-term value creation and continue to invest in the future of the Company. Since last year we have added 65 net stores, which consist of Home Appliance Showrooms, dealer stores and outlet stores, and we have continued to expand our online and multi-channel capabilities. In May we added a huge selection of books, DVDs, music and software to sears.com, nearly quadrupling the number of products available.”

For the quarter, our total revenues declined $0.5 billion to $11.8 billion in fiscal 2008, as compared to $12.3 billion for the second quarter of fiscal 2007. The decrease in revenue primarily reflects the impact of lower domestic comparable store sales.

Operating Income

For the second quarter 2008, we reported operating income of $187 million, as compared to operating income of $332 million in the second quarter of fiscal 2007. The decrease in operating income was mainly due to lower gross margin generated at both Kmart and Sears Domestic. We generated $3.1 billion in total gross margin in the second quarter as compared to $3.4 billion in the second quarter last year. Our gross margin rate decreased by approximately 120 basis points to 26.5% and reflects rate declines for both Sears Domestic and Kmart due to increased markdown activity as a result of the intense competition for consumer business. Domestic gross margin rate was also reduced as a result of a $36 million increase in inventory reserves over the reserve for the comparable period last year primarily attributable to the reset of the Sears home electronics department and transition to newer products. The decline in Sears Domestic and Kmart gross margin rates was somewhat offset by an increase in the gross margin rate at Sears Canada. Given that we do not expect any significant near-term improvement in the overall retail environment, we believe that our sales and gross margin will likely continue to be pressured by the above-noted unfavorable economic factors for the balance of fiscal 2008.

Declines in sales and gross margin were partially offset by declines in selling and administrative expenses for the quarter. Selling and administrative expenses for the second quarter of 2008 include the above-noted impact of $62 million related to a favorable legal judgment. In addition to the legal judgment, selling and administrative expenses declined $46 million, mainly as a result of our focus on controlling costs. This additional decline was comprised of decreases in domestic operations of $54 million and a slight increase of $8 million at Sears Canada. The decline in domestic selling and administrative expenses is primarily due to lower payroll and advertising expenses. The increase in Sears Canada was primarily due to changes in foreign currency exchange rates.

Financial Position

We had cash and cash equivalents of $1.5 billion at August 2, 2008 (of which $771 million was domestic and $763 million was at Sears Canada) as compared to $2.6 billion at August 4, 2007 and $1.6 billion at February 2, 2008. During the first two quarters of 2008, significant uses of cash included share repurchases of $477 million (as discussed further below), capital expenditures of $277 million and long-term debt repayments of $179 million. These amounts were partially offset by an $812 million increase in short-term borrowings, primarily through borrowing on our $4 billion credit facility.

Merchandise inventories at August 2, 2008 were $9.8 billion, as compared to 10.2 billion at August 4, 2007. Domestic inventory declined from $9.4 billion at August 4, 2007 to $8.9 billion at August 2, 2008, reflecting the effectiveness of our efforts to control inventory levels. Sears Canada’s inventory levels increased approximately $80 million from August 4, 2007 to $880 million at August 2, 2008. The increase in Sears Canada’s inventory is partially due to the change in exchange rates. As we expect difficult economic conditions to persist in the near term, we intend to continue to manage our inventories throughout the remainder of the year with the goal of further reducing our domestic merchandise inventories to better align current levels with expected sales.

Share Repurchase

During the 13- and 26- week periods ended August 2, 2008, we repurchased 5.6 million and 6.0 million of our common shares at a total cost of $437 million and $477 million, respectively, under our share repurchase program. As of August 2, 2008, we had remaining authorization to repurchase $206 million of common shares under the share repurchase program. Share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. Timing of repurchases is dependent on prevailing market conditions, alternative uses of capital and other factors. Since

2

the third quarter of fiscal 2005, when our repurchase plan was first approved, we have repurchased approximately 38.7 million of our common shares at a total cost of $4.8 billion pursuant to the program. As of August 2, 2008, we had approximately 126 million common shares outstanding.

Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as operating income appearing on the statement of operations less depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain nonrecurring gains/(losses). Adjusted EBITDA is used by management to evaluate the operating performance of our businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP financial measures as well in managing our businesses.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

Adjusted EBITDA was determined as follows:

	13 Weeks Ended		26 Weeks Ended
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007
Operating income per statement of operations	$187	$332	$179	$741
Plus depreciation and amortization	247	262	495	524
Less gain on sales of assets	(6)	(5)	(38)	(10)

Before excluded items	428	589	636	1,255

Legal matter reserve	(62)	—	(62)	(30)
Sears Canada post-retirement benefit plans curtailment gain	—	—	—	(27)
Hurricane related recoveries	—	(3)	—	(18)

Adjusted EBITDA as defined	$366	$586	$574	$1,180

% to revenues	3.1%	4.8%	2.5%	4.9%

Adjusted EBITDA for our domestic (United States operations) and Sears Canada operations are as follows:

	13 Weeks Ended				26 Weeks Ended
	Adjusted EBITDA		% To Revenues		Adjusted EBITDA		% To Revenues
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007
Domestic operations	$246	$489	2.4%	4.5%	$374	$1,017	1.9%	4.7%
Sears Canada	120	97	8.6%	7.3%	200	163	7.6%	6.8%

Total Adjusted EBITDA	$366	$586	3.1%	4.8%	$574	$1,180	2.5%	4.9%

3

Quarterly Report on Form 10-Q

We plan to file our Quarterly Report on Form 10-Q for the second quarter 2008 with the SEC on or about August 29, 2008.

Forward-Looking Statements

Results are unaudited. This press release contains forward-looking statements about our expectations regarding our 2008 forecast. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; general economic conditions and normal business uncertainty, changes in consumer confidence, tastes, preferences and spending, including the impact of fuel costs and spending patterns, the availability and level of consumer debt, and unanticipated increases in our costs; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; our ability to properly implement and realize the expected benefits from our new organizational structure and operating model; our ability to attract, motivate and retain key executives and other associates; the outcome of pending and/or future legal proceedings, including product liability claims and bankruptcy claims, including proceedings with respect to which the parties have reached a preliminary settlement; and our ability to successfully invest available capital. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer, with over $50 billion in annual revenues, and approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. We also have Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. We are the nation’s largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings’ website at www.searsholdings.com.

* * * * *

During the fourth quarter of 2007, Sears Canada changed its fiscal year end from the Saturday nearest December 31st to the Saturday nearest January 31st. Prior to this change, Sears Canada’s results were consolidated into Holdings’ results on a one-month lag. With the change, Sears Canada’s fiscal year end is now aligned with the fiscal year end of Holdings. As required by accounting standards, this change has been retrospectively applied to all prior year amounts included in the following Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Segment Results and Adjusted EBITDA.

4

Sears Holdings Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
millions, except per share data	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007
REVENUES
Merchandise sales and services	$11,762	$12,260	$22,830	$24,007

COSTS AND EXPENSES
Cost of sales, buying and occupancy	8,640	8,869	16,685	17,306
Gross margin dollars	3,122	3,391	6,145	6,701
Gross margin rate	26.5%	27.7%	26.9%	27.9%

Selling and administrative	2,694	2,802	5,509	5,446
Selling and administrative expense as a percentage of total revenues	22.9%	22.9%	24.1%	22.7%

Depreciation and amortization	247	262	495	524
Gain on sales of assets	(6)	(5)	(38)	(10)

Total costs and expenses	11,575	11,928	22,651	23,266

Operating income	187	332	179	741
Interest and investment income	(20)	(42)	(31)	(82)
Interest expense	65	71	131	144
Other (income) loss	1	(12)	2	(17)

Income before income taxes and minority interest	141	315	77	696
Income taxes expense	56	128	28	276
Minority interest	20	14	40	24

NET INCOME	$65	$173	$9	$396

EARNINGS PER COMMON SHARE
Diluted earnings per share	$0.50	$1.15	$0.07	$2.60

Diluted weighted average common shares outstanding	128.8	150.9	130.3	152.4

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

	(Unaudited)
millions	August 2, 2008	August 4, 2007	February 2, 2008
ASSETS
Current assets
Cash and cash equivalents	$1,534	$2,634	$1,622
Receivables	1,020	751	744
Merchandise inventories	9,754	10,158	9,963
Prepaid expenses and other current assets	497	673	473

Total current assets	12,805	14,216	12,802

Property and equipment, net	8,568	8,842	8,863
Goodwill	1,660	1,714	1,686
Tradenames and other intangible assets	3,322	3,391	3,353
Other assets	434	420	693

TOTAL ASSETS	$26,789	$28,583	$27,397

LIABILITIES
Current liabilities
Short-term borrowings and current portion of long-term debt	$1,364	$631	$404
Merchandise payables	3,494	3,448	3,487
Unearned revenues	1,106	1,118	1,121
Accrued expenses and other current liabilities	3,909	4,384	4,550

Total current liabilities	9,873	9,581	9,562

Long-term debt and capitalized lease obligations	2,250	2,646	2,606
Pension and post-retirement benefits	1,135	1,467	1,258
Minority interest and other liabilities	3,351	3,265	3,304

Total Liabilities	16,609	16,959	16,730

Total Shareholders’ Equity	10,180	11,624	10,667

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,789	$28,583	$27,397

Total common shares outstanding	126.4	144.4	132.4

Sears Holdings Corporation

Segment Results

(Unaudited)

	13 Weeks Ended August 2, 2008
millions, except for number of stores		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$4,005	$6,367	$1,390	$11,762

Cost of sales, buying and occupancy	3,087	4,590	963	8,640
Gross margin dollars	918	1,777	427	3,122
Gross margin rate	22.9%	27.9%	30.7%	26.5%

Selling and administrative	863	1,524	307	2,694
Selling and administrative expense as a percentage of total revenues	21.5%	23.9%	22.1%	22.9%
Depreciation and amortization	34	181	32	247
Gain on sales of assets	(1)	(5)	—	(6)

Total costs and expenses	3,983	6,290	1,302	11,575

Operating income	$22	$77	$88	$187

Number of:
Kmart Stores	1,382	—	—	1,382
Full-Line Stores	—	933	122	1,055
Specialty Stores	—	1,177	260	1,437

Total Stores	1,382	2,110	382	3,874

	13 Weeks Ended August 4, 2007
millions, except for number of stores		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$4,228	$6,706	$1,326	$12,260
Cost of sales, buying and occupancy	3,203	4,736	930	8,869
Gross margin dollars	1,025	1,970	396	3,391
Gross margin rate	24.2%	29.4%	29.9%	27.7%

Selling and administrative	870	1,633	299	2,802
Selling and administrative expense as a percentage of total revenues	20.6%	24.4%	22.5%	22.9%
Depreciation and amortization	27	202	33	262
Gain on sales of assets	—	(2)	(3)	(5)

Total costs and expenses	4,100	6,569	1,259	11,928

Operating income	$128	$137	$67	$332

Number of:
Kmart Stores	1,388	—	—	1,388
Full-Line Stores	—	934	123	1,057
Specialty Stores	—	1,111	253	1,364

Total Stores	1,388	2,045	376	3,809

Sears Holdings Corporation

Segment Results

(Unaudited)

	26 Weeks Ended August 2, 2008
millions, except for number of stores		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$7,738	$12,467	$2,625	$22,830

Cost of sales, buying and occupancy	5,953	8,919	1,813	16,685
Gross margin dollars	1,785	3,548	812	6,145
Gross margin rate	23.1%	28.5%	30.9%	26.9%

Selling and administrative	1,719	3,178	612	5,509
Selling and administrative expense as a percentage of total revenues	22.2%	25.5%	23.3%	24.1%
Depreciation and amortization	67	364	64	495
Gain on sales of assets	(2)	(4)	(32)	(38)

Total costs and expenses	7,737	12,457	2,457	22,651

Operating income	$1	$10	$168	$179

Number of:
Kmart Stores	1,382	—	—	1,382
Full-Line Stores	—	933	122	1,055
Specialty Stores	—	1,177	260	1,437

Total Stores	1,382	2,110	382	3,874

	26 Weeks Ended August 4, 2007
millions, except for number of stores		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$8,243	$13,366	$2,398	$24,007

Cost of sales, buying and occupancy	6,258	9,365	1,683	17,306
Gross margin dollars	1,985	4,001	715	6,701
Gross margin rate	24.1%	29.9%	29.8%	27.9%

Selling and administrative	1,710	3,211	525	5,446
Selling and administrative expense as a percentage of total revenues	20.7%	24.0%	21.9%	22.7%
Depreciation and amortization	53	408	63	524
Gain on sales of assets	(1)	(1)	(8)	(10)

Total costs and expenses	8,020	12,983	2,263	23,266

Operating income	$223	$383	$135	$741

Number of:
Kmart Stores	1,388	—	—	1,388
Full-Line Stores	—	934	123	1,057
Specialty Stores	—	1,111	253	1,364

Total Stores	1,388	2,045	376	3,809

Sears Holdings Corporation

Adjusted EBITDA

	13 Weeks Ended
millions	August 2, 2008			August 4, 2007
	Domestic Operations	Sears Canada	Sears Holdings	Domestic Operations	Sears Canada	Sears Holdings
Operating income per statement of operations	$99	$88	$187	$265	$67	$332
Plus depreciation and amortization	215	32	247	229	33	262
Less gain on sales of assets	(6)	—	(6)	(2)	(3)	(5)

Before excluded items	308	120	428	492	97	589

Legal matter reserve	(62)	—	(62)	—	—	—
Hurricane related recoveries	—	—	—	(3)	—	(3)

Adjusted EBITDA as defined	$246	$120	$366	$489	$97	$586

% to revenues	2.4%	8.6%	3.1%	4.5%	7.3%	4.8%

	26 Weeks Ended
millions	August 2, 2008			August 4, 2007
	Domestic Operations	Sears Canada	Sears Holdings	Domestic Operations	Sears Canada	Sears Holdings
Operating income per statement of operations	$11	$168	$179	$606	$135	$741
Plus depreciation and amortization	431	64	495	461	63	524
Less gain on sales of assets	(6)	(32)	(38)	(2)	(8)	(10)

Before excluded items	436	200	636	1,065	190	1,255

Legal matter	(62)	—	(62)	(30)	—	(30)
Hurricane related recoveries	—	—	—	(18)	—	(18)
Sears Canada post-retirement benefit plans curtailment gain	—	—	—	—	(27)	(27)

Adjusted EBITDA as defined	$374	$200	$574	$1,017	$163	$1,180

% to revenues	1.9%	7.6%	2.5%	4.7%	6.8%	4.9%